UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                  SCHEDULE 13G


                  UNDER THE SECURITIES EXCHANGE ACT OF 1934(1)


                             ZIOPHARM ONCOLOGY, INC.
                                (Name of Issuer)

                          COMMON STOCK, $.001 PAR VALUE
                         (Title of Class of Securities)

                                    98973P101
                                 (CUSIP Number)

                                   MAY 3, 2006
             (Date of Event Which Requires Filing of this Statement)


            Check the appropriate box to designate the rule pursuant
                        to which this Schedule is filed:

                                |_| Rule 13d-1(b)

                                |X| Rule 13d-1(c)

                                |_| Rule 13d-1(d)


------------------

         (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

              The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

CUSIP No. 98973P101                   13G                     Page 2 of 10 Pages


--------- ----------------------------------------------------------------------
1.        NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          ProQuest Investments III, L.P.                20-0992411

--------- ----------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**            (a)  | |
                                                                        (b)  |X|

--------- ----------------------------------------------------------------------
3.        SEC USE ONLY

--------- ----------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------- ----------------------------------------------------
                  5.        SOLE VOTING POWER
 NUMBER OF
                            -0-
  SHARES          --------- ----------------------------------------------------
                  6.        SHARED VOTING POWER
BENEFICIALLY
                            1,403,888
 OWNED BY         --------- ----------------------------------------------------
                  7.        SOLE DISPOSITIVE POWER
   EACH
                            -0-
 REPORTING        --------- ----------------------------------------------------
                  8.        SHARED DISPOSITIVE POWER
PERSON WITH
                            1,403,888
--------- ----------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,403,888
--------- ----------------------------------------------------------------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES**                                              |_|

--------- ----------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          9.01%
--------- ----------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON**

          PN
--------- ----------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 98973P101                   13G                     Page 3 of 10 Pages


--------- ----------------------------------------------------------------------
1.        NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          ProQuest Associates III LLC                   20-0992451

--------- ----------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**            (a)  | |
                                                                        (b)  |X|

--------- ----------------------------------------------------------------------
3.        SEC USE ONLY

--------- ----------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------- ----------------------------------------------------
                  5.        SOLE VOTING POWER
 NUMBER OF
                            -0-
  SHARES          --------- ----------------------------------------------------
                  6.        SHARED VOTING POWER
BENEFICIALLY
                            1,403,888
 OWNED BY         --------- ----------------------------------------------------
                  7.        SOLE DISPOSITIVE POWER
   EACH
                            -0-
 REPORTING        --------- ----------------------------------------------------
                  8.        SHARED DISPOSITIVE POWER
PERSON WITH
                            1,403,888
--------- ----------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,403,888
--------- ----------------------------------------------------------------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES**                                              |_|

--------- ----------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          9.01%
--------- ----------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON**

          OO
--------- ----------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 98973P101                   13G                     Page 4 of 10 Pages


--------- ----------------------------------------------------------------------
1.        NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Jay Moorin

--------- ----------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**            (a)  | |
                                                                        (b)  |X|

--------- ----------------------------------------------------------------------
3.        SEC USE ONLY

--------- ----------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
--------------------------- ----------------------------------------------------
                  5.        SOLE VOTING POWER
 NUMBER OF
                            -0-
  SHARES          --------- ----------------------------------------------------
                  6.        SHARED VOTING POWER
BENEFICIALLY
                            1,403,888
 OWNED BY         --------- ----------------------------------------------------
                  7.        SOLE DISPOSITIVE POWER
   EACH
                            -0-
 REPORTING        --------- ----------------------------------------------------
                  8.        SHARED DISPOSITIVE POWER
PERSON WITH
                            1,403,888
--------- ----------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,403,888
--------- ----------------------------------------------------------------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES**                                              |_|

--------- ----------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          9.01%
--------- ----------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON**

          IN
--------- ----------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 98973P101                   13G                     Page 5 of 10 Pages


--------- ----------------------------------------------------------------------
1.        NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Alain Schreiber

--------- ----------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**            (a)  | |
                                                                        (b)  |X|

--------- ----------------------------------------------------------------------
3.        SEC USE ONLY

--------- ----------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION

          United States Resident Alien
--------------------------- ----------------------------------------------------
                  5.        SOLE VOTING POWER
 NUMBER OF
                            -0-
  SHARES          --------- ----------------------------------------------------
                  6.        SHARED VOTING POWER
BENEFICIALLY
                            1,403,888
 OWNED BY         --------- ----------------------------------------------------
                  7.        SOLE DISPOSITIVE POWER
   EACH
                            -0-
 REPORTING        --------- ----------------------------------------------------
                  8.        SHARED DISPOSITIVE POWER
PERSON WITH
                            1,403,888
--------- ----------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,403,888
--------- ----------------------------------------------------------------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES**                                              |_|


--------- ----------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          9.01%
--------- ----------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON**

          IN
--------- ----------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 98973P101                   13G                     Page 6 of 10 Pages


ITEM 1(A).   NAME OF ISSUER.

         ZIOPHARM Oncology, Inc. (the "Company").

ITEM 1(B).   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.

         The Company's principal executive offices are located at 1180 Avenue of the Americas, 19th Floor, New York, NY 10036.

ITEMS 2(A).  NAME OF PERSON FILING.

         This statement is filed on behalf of the following persons with respect to shares of common stock of the Company and stock warrants to purchase shares of common stock of the Company purchased by such persons (collectively, the "Shares") in connection with a private placement of the Company's securities:

         (i) ProQuest Investments III, L.P., a Delaware limited partnership ("Investments III"), with respect to Shares beneficially owned by it;

         (ii) ProQuest Associates III LLC, a Delaware limited liability company ("Associates III"), as General Partner of Investments III, with respect to Shares beneficially owned by Investments III;

         (iii) Jay Moorin, an individual and a member of Associates III ("Moorin"), with respect to Shares beneficially owned by Investments III; and

         (iv) Alain Schreiber, an individual and a member of Associates III ("Schreiber"), with respect to Shares beneficially owned by Investments III.

         The foregoing persons are hereinafter are referred to collectively as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

ITEM 2(B).   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE.

         The address of the principal business office of each of the Reporting Persons is 90 Nassau Street, 5th Floor, Princeton, NJ 08542.

ITEM 2(C).   CITIZENSHIP.

         Mr. Moorin is a United States citizen. Mr. Schreiber is a United States resident alien. Investments III is a Delaware limited partnership organized under the laws of the State of Delaware. Associates III is a Delaware limited liability company organized under the laws of the State of Delaware.

ITEM 2(D).   TITLE OF CLASS OF SECURITIES.

         Common stock, par value $0.001 per share.

CUSIP No. 98973P101                   13G                     Page 7 of 10 Pages


ITEM 2(E).   CUSIP NUMBER.

             98973P101

ITEM 3.

         If this  statement is filed  pursuant to Rules 13d-1(b) or 13d- 2(b) or
(c), check whether the person filing is a:

         (a)     |_|  Broker or dealer registered  under  Section 15 of the Act,

         (b)     |_|  Bank as defined in Section 3(a)(6) of the Act,

         (c)     |_|  Insurance  Company  as defined in  Section 3(a)(19) of the
                      Act,

         (d)     |_|  Investment  Company  registered  under  Section  8  of the
                      Investment Company Act of 1940,

         (e)     |_|  Investment  Adviser   in   accordance   with  Rule   13d-1
                      (b)(1)(ii)(E),

         (f)     |_|  Employee Benefit Plan or Endowment Fund in accordance with
                      13d-1 (b)(1)(ii)(F),

         (g)     |_|  Parent Holding Company  or  control person  in  accordance with Rule 13d-1 (b)(1)(ii)(G),

         (h)     |_|  Savings  Association as  defined  in  Section 3(b)  of the
                      Federal Deposit Insurance Act,

         (i)     |_|  Church Plan  that is excluded  from  the definition  of an
                      investment   company   under   Section   3(c)(14)  of  the
                      Investment Company Act of 1940,

         (j)     |_|  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

         If this statement is filed pursuant to 13d-1(c), check this box: |X|

ITEM 4.      OWNERSHIP.

         The percentages used herein are calculated based upon 15,264,248 shares issued and outstanding, as of May 3, 2006, based upon the Company's Current Report on Form 8-K dated May 3, 2006. As of the close of business on May 3, 2006, the Reporting Persons beneficially owned shares of the Company's common stock in the amounts and percentages listed below:

         A.  PROQUEST INVESTMENTS III, L.P.

         (a) Amount beneficially owned: 1,403,888

         (b) Percent of class: 9.01%

CUSIP No. 98973P101                   13G                     Page 8 of 10 Pages



         (c)  (i)   Sole power to vote or direct the vote: -0-

              (ii)  Shared power to vote or direct the vote: 1,403,888

              (iii) Sole power to dispose or direct the disposition: -0-

              (iv)  Shared  power to  dispose  or  direct  the  disposition:
                    1,403,888

         B.   PROQUEST ASSOCIATES III LLC

         (a)  Amount beneficially owned: 1,403,888

         (b)  Percent of class: 9.01%

         (c)  (i)   Sole power to vote or direct the vote: -0-

              (ii)  Shared power to vote or direct the vote: 1,403,888

              (iii) Sole power to dispose or direct the disposition: -0-

              (iv)  Shared  power to  dispose  or  direct  the  disposition:
                    1,403,888

         C.   JAY MOORIN

         (a)  Amount beneficially owned: 1,403,888

         (b)  Percent of class: 9.01%

         (c)  (i)   Sole power to vote or direct the vote: -0-

              (ii)  Shared power to vote or direct the vote: 1,403,888

              (iii) Sole power to dispose or direct the disposition: -0-

              (iv)  Shared  power to  dispose  or  direct  the  disposition:
                    1,403,888

         D.   ALAIN SCHREIBER

         (a)  Amount beneficially owned: 1,403,888

         (b)  Percent of class: 9.01%

         (c)  (i)   Sole power to vote or direct the vote: -0-

              (ii)  Shared power to vote or direct the vote: 1,403,888

              (iii) Sole power to dispose or direct the disposition: -0-

              (iv)  Shared  power to  dispose  or  direct  the  disposition:
                    1,403,888

CUSIP No. 98973P101                   13G                     Page 9 of 10 Pages


ITEM 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. |_|

ITEM 6.      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         To the knowledge of the Reporting Persons, no other person has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, a number of the Shares which represents more than five percent of the number of outstanding shares of the Shares.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not Applicable.

ITEM 8.      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not Applicable.

ITEM 9.      NOTICE OF DISSOLUTION OF GROUP.

         Not Applicable.

ITEM 10.     CERTIFICATIONS.

         Each of the Reporting Persons hereby makes the following certification:

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 98973P101                   13G                    Page 10 of 10 Pages



                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DATED:  May 10, 2006


                                        /s/ Pasquale DeAngelis
                                        ----------------------------------------
                                        Pasquale DeAngelis,  as a member of
                                        ProQuest Associates III LLC and on
                                        behalf of ProQuest Investments III, L.P.


                                                           *
                                        ----------------------------------------
                                        Jay Moorin, individually


                                                           *
                                        ----------------------------------------
                                        Alain Schreiber, individually



*By: /s/ Pasquale DeAngelis
     --------------------------------------------
     Pasquale DeAngelis, Attorney-in-Fact
     Power of attorney filed as an exhibit hereto





                                  Index Exhibit

                                  SCHEDULE 13G

EXHIBIT NUMBER    EXHIBIT DESCRIPTION
--------------    -------------------

99.1              Joint Filing Agreement
99.2              Power of Attorney